Exhibit 99.1

CareDx Agrees to Acquire OTTR Complete Transplant Management

OTTR acquisition will enable EMR integrations at transplant centers and longitudinal patient data management

BRISBANE, Calif., April 25, 2019 — CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today announced it has agreed to acquire OTTR Complete Transplant Management (“OTTR”), the leading provider of organ transplant patient tracking software.

OTTR provides comprehensive solutions for transplant patient management, which are currently used in over 60 leading transplant centers in the US. OTTR’s solutions enable integration with electronic medical records (EMR) systems, including Cerner and Epic, providing patient surveillance management tools and outcomes data to transplant centers.

CareDx will pay approximately $16.0 million to acquire OTTR and intends to fund the transaction with cash on hand. For the full year 2019, OTTR’s revenue is projected to in the range of $6.0 million to $8.0 million, and its net income is expected to be breakeven. The transaction is expected to close in May 2019.

“CareDx and OTTR are very aligned in their dedication to improving outcomes for transplant patients,” said Peter Maag, CEO of CareDx. “The integration of OTTR solutions into transplant center EMR systems will simplify the logistics of ordering AlloSure or AlloMap testing for patients. This acquisition marks the beginning of CareDx’s leadership in transplant artificial intelligence as we integrate surveillance management tools and provide a solution for individualized patient outcomes.”

“This is a perfect fit for our organization, we bring the solid organ transplant patient tracking and data management tools that will simplify the ordering process for CareDx’s leading surveillance tests, optimize transplant patient safety, increase efficiency and facilitate compliance. Together we will make a major difference, not only in individual centers but to individual transplant recipients,” says Mike Donnell, Co-CEO and Chief Marketing Officer of OTTR.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant recipients. CareDx offers products along the pre- and post-transplant testing continuum, and is the leading provider of genomics-based information for transplant patients. For more information, please visit: www.caredx.com.

About OTTR

OTTR, headquartered in Omaha, Nebraska, is the leading provider of organ transplant patient tracking software. OTTR serves over 200 programs at more than 60 transplant centers in the United States and Canada. Designed by clinicians, OTTR’s complete transplant management solutions support the entire team of physicians, nurses and administrators. OTTR’s solutions are highly customized to support various international regulatory models. For more information, please visit: www.ottr.com.

Forward Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s acquisition of OTTR, including statements regarding the expectation that the proposed acquisition will close and the projected timing for closing the proposed acquisition, and OTTR’s future financial projections, including its projected revenue and net income for fiscal year 2019, and statements regarding the potential benefits and results that may be achieved through the proposed acquisition. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including the risk that the proposed acquisition does not close; risks related to integration in the event the proposed transaction closes; risks of unexpected costs and delays associated with the proposed acquisition; general economic and market factors; and other risks discussed in CareDx’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed by CareDx with the SEC on March 6, 2019 and other reports that CareDx has filed with the SEC. Any of these may cause CareDx’s actual results, performance or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

CONTACTS:

CareDx, Inc.

Sasha King

Chief Commercial Officer

415-287-2393

sking@caredx.com

Investor Relations

David Clair

Integrated Corporate Relations, Inc.

646-277-1266

david.clair@icrinc.com